                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Target Media Holdings Limited:

We consent to the incorporation by reference in the registration statement on Form S-8 dated February 28, 2006 of Focus Media Holding Limited of our report dated September 19, 2005, except as to the second paragraph of note 15(d), which is as of October 31, 2005, and except as to note 15(e), which is as of January 7, 2006, with respect to the consolidated balance sheets of Target Media Holdings Limited as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the prospectus of Focus Media Holding Limited, dated January 27, 2006.


/s/ KPMG

Hong Kong, China
February 28, 2006